Exhibit 5


                           [McAfee & Taft Letterhead]


                                  June 7, 2006

Aduddell Industries, Inc.
1601 N.W. Expressway
Oklahoma City, Oklahoma, 73118


Ladies and Gentlemen:

     We have acted as counsel Aduddell Industries, Inc. (the "Company") in connection with the Registration Statement on Form S-8 (together with any subsequent amendments thereto, the "Registration Statement") relating to the issuance by the Company of up to 5,000,000 shares of the Company's common stock, par value $0.001, pursuant to the Zenex International, Inc. 2005 Stock Incentive Plan (the "2005 Plan"), as described in the Registration Statement.

     We have examined the Company's Certificate of Incorporation and Bylaws and have made such other investigations of fact and law as we deem necessary to render the opinions set forth herein. Based on the foregoing, we are of the opinion that the shares of the Company's common stock to be issued pursuant to the 2005 Plan have been duly authorized by all requisite corporate action and, when issued pursuant to the 2005 Plan and upon payment of the consideration required therefor, will be validly issued, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement.

                                    Very truly yours,


                                    /s/ McAfee & Taft A Professional Corporation